EXHIBIT 10.32

AMENDMENT TO CONSULTING AGREEMENT

This Amendment to the Consulting Agreement (“Amendment”), effective as of December 21, 2010 is entered into by and between BLUE EARTH, INC. (previously Genesis Fluid Solution Holdings, Inc.), a Nevada corporation (hereinafter referred to as the “Company”) and LIVIAKIS FINANCIAL COMMUNICATIONS, INC., a California corporation (herein referred to as the "Consultant").

WITNESSETH:

WHEREAS, the Company assumed the consulting contract (such agreement is hereinafter referred to as the "Consulting Contract", attached hereto as Exhibit A) entered into between the Company’s predecessor in interest, Genesis Fluid Solutions Holdings, Inc., a Delaware corporation, and Consultant on May 11, 2009, concerning the engagement of Consultant as an investor relations firm; and

WHEREAS, the parties wish to amend the Consulting Contract so that Consultant shall continue to provide its services for an additional eighteen (18) month period and the Company has agreed to provide additional consideration;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1)	All references to "Company" contained in the Consulting Contract shall be deemed to mean Blue Earth, Inc., a Nevada corporation.

2)	Section 1 of the Consulting Contract is amended and restated in its entirety effective as of the date hereof, to provide as follows:

"Term of Consultancy." The Company hereby agrees to retain the Consultant to act in a consulting capacity to the Company, and the Consultant hereby-agrees to provide services to the Company commencing on May 11, 2009, and ending forth-two (42) n10nths later (the "Term") (November 10,2012).

3)
For undertaking this engagement, the Company agrees to issue the Consultant Five Hundred Thousand (500,000) warrants with an exercise price of $1.74 per share and an expiration date of twelve (12) months from completion of this Agreement, i.e., November 10, 2013. Warrants to be ful1y vested/fully earned and issued upon signing of this Amendment and not pro-ratable.

The Company represents that all warrants issued pursuant to this Agreement shall have been validly issued and that the issuance and any transfer of the warrants shall have been duly authorized by the Company's Board of Directors. It is also understood that the underlying shares shall be included in the Company's upcoming registration filing scheduled for January 2011.

4)	Except to the extent modified hereby, the Consulting Contract shall ren1ain in full force and effect.

5)	This Amendment shall be binding upon and inure to the benefit of the parties and their successors and assigns.

6)	Neither party may terminate this Amendment early.

IN WITNESS WHEREOF, the parties have caused the Amendment to be executed as of the date and year first referenced above,

"The Company"	BLUE EARTH, INC.

Date: December 27, 2010	By: /s/ Johnny Thomas
Johnny Thomas, CEO

"The Consultant"	LIVIAKIS FINANCIAL COMMUNICATIONS, INC.

Date: December 27, 2010	By: /s/ John Liviakis
John Liviakis, President